Exhibit 10.9

Amendment No. 1

To

Amended and Restated Exclusivity Agreement

April 4, 2007 is the Effective Date of the Amended and Restated Exclusivity Agreement (the “Agreement”) between Silimed-Silicone e Instrumental Medico-Cirugico e Hospitalar LTDA, a Brazilian corporation (“Manufacturer”) and Sientra, Inc., a Delaware corporation (the “Company”).

This Amendment No. 1 is the first amendment to the Agreement. The Agreement is hereby amended by inserting, immediately after Section 4.1(b), a new section to be titled Section 4.1(c) which reads:

4.1(c) This Agreement contemplates and permits the sharing of Confidential Information between the two parties to this Agreement for purposes related to the parties’ conduct under this Agreement and also to allow the parties to perform all of the necessary financial, legal, technical, regulatory, business and other diligence needed to explore the possible investment in or acquisition of Manufacturer and/or investment or acquisition of Silimed Comercio de Produtos Medicos Hospitalares LTDA by Company and any resulting transaction.

This Amendment shall govern if there is any conflict between this Amendment and the Agreement. The Agreement shall govern on any point in which this Amendment is silent, including choice of law and forum for the resolution of disputes, and the definition of defined terms.

This Amendment is effective as of May   12  , 2010.

SIENTRA, INC.	SILIMED-SILICONE E INSTRUMENTAL MEDICO-CIRUGICO E HOSPITALAR LTDA

/s/ Hani Zeini	/s/ Antoine Robert
By: Hani Zeini	By: Antoine Robert
Title: President & CEO	Title: President